Exhibit 99.1


                     KEYSPAN ANNOUNCES THIRD QUARTER RESULTS
   --Core Gas Distribution & Electric Generation Businesses Continue Growth--
                --Subsidiary Exits General Contracting Business--
                        -- Executive Changes Announced--


Brooklyn, N.Y. October 24, 2001 -- KeySpan Corporation (NYSE:KSE) reported today that its consolidated results, excluding certain special items discussed below, for the three-month period ended September 30, 2001, were essentially breakeven as compared to last year's third quarter earnings of $13.2 million, or $0.10 per share. This year's third quarter results include the expected seasonal losses incurred by the former Eastern Enterprises gas-distribution companies, which were acquired in November 2000. Operating results for this year's third quarter exceeded expectations, and reflect continued strong performances by our core gas distribution and electric generation businesses.

For the nine-months ended September 30, 2001, earnings were $250.8 million or $1.82 per share, excluding special items, compared to $223.8 million or $1.67 per share for the comparable period last year, an increase of 12%. The primary drivers of this increase were significant revenue growth and cost reductions in all territories of our gas-distribution business, as well as increased production and higher realized prices from our gas exploration and production activities.

Commenting on the Company's performance, Robert B. Catell, chairman and chief executive officer, said, "I am very pleased with our core operating results to date. We continue to grow our earnings by increasing our customer base and reducing our operating costs. Essentially all of the new installations in our utility territories use natural gas, and the number of customers converting from oil to natural gas continues to increase at a substantial pace. We are particularly gratified by the increased rate of conversions in New England, which reflects the success of our marketing efforts and the successful integration of our Eastern Enterprises acquisition. We are also encouraged by the continued strong results in our electric and gas exploration and production businesses. "

Special Items

This quarter, the Company reversed a prior loss provision and recorded a benefit of $20.1 million after tax as a result of a favorable appellate court decision, reversing a lower court order, regarding the Company's obligations under a 1989 class action settlement agreement. In addition, in its Energy Services segment, it has been determined that the general contracting business conducted by the KSI Contracting companies (previously named the Roy Kay companies) will be discontinued since these activities are no longer consistent with our core competencies, strategic focus and risk profile. Consequently, the Company has recorded a third quarter after tax charge of $56.6 million, reflecting costs to complete all current projects, as well as the discontinuance of the general contracting activities of those companies. Year to date special charges also include an additional Roy Kay first quarter operating loss of $5.5 million after tax. The remaining activities engaged in by the KSI Contracting Companies will be integrated into and closely coordinated with the other KeySpan energy related businesses as we further implement the Company's strategy of offering full service energy solutions for residential and business customers in the Northeast. We are pleased to report that these other acquired specialized contracting and engineering companies in our Energy Services segment are currently performing at or near expectations.

Results including all special items reflected a loss of $36.6 million, or $0.26 per share for the quarter and earnings of $178.7 million, or $1.30 per share year-to-date. Diluted earnings per share for the nine months ended September 30, 2001 were $1.28.

Organization

To strengthen the organization of the Energy Services segment, Robert J. Fani, president of KeySpan Energy Services and Supply, will assume the role of president and chief executive officer of KeySpan Services. Also, KeySpan Corporation's General Auditor, Larry Dryer, has been appointed Senior Vice President and Chief Financial Officer of KeySpan Services.

At the Holding Company, John Caroselli has been elected as Executive Vice President, Strategic Services of KeySpan Corporation. Mr. Caroselli brings years of experience in strategic planning and marketing in unregulated customer related businesses. The addition of Mr. Caroselli will allow Mr. Fani to focus his efforts specifically on KeySpan's non-regulated business activities.

Mr. Catell added, "We are committed to putting the general contracting activities engaged in by the former Roy Kay companies behind us and enhancing our focus on providing energy solutions to customers in the Northeast. We have installed new management at KeySpan Services and are well positioned for profitability in the Northeast energy market. We believe that the realignment of our energy services business will better position KeySpan's energy services subsidiaries to play a significant role in this region's construction efforts going forward."

Segment Highlights

Major highlights of the third quarter and year-to-date results - before special items - are reported on an Earnings Before Interest and Taxes (EBIT) basis as follows:

     o The Gas Distribution segment serving New York City, Long Island and New England showed an anticipated seasonal EBIT loss in the third quarter of $31.0 million, compared to an EBIT loss of $20.4 million in last year's third quarter. This year's third quarter reflects the expected seasonal losses of the former Eastern Enterprises gas companies, which were excluded from last year's results. Year to date, KeySpan's gas distribution segment had EBIT of $318.6 million, compared to $221.7 million for the nine month period last year. The 44% EBIT improvement over last year reflects continued gas-sales growth in all markets as conversions from oil heat continue at a brisk pace in our territories, as well as the contributions from the recently acquired Eastern Enterprises gas distribution companies. For the first nine months, KeySpan has completed approximately 30,000 gas installations that will add $40 million in new gross profit margin - more than a 15% increase over last year.

     o The Electric Services segment had EBIT of $78.7 million in the third quarter, essentially the same as the $78.9 million last year. The results for the quarter reflect continued strong New York City electricity sales volumes. For the nine-month period, EBIT from these operations were $192.0 million, versus $211.0 million for the same period last year due to lower realized electricity prices.

     o Excluding special charges, Energy Services had EBIT of $20.8 million for the third quarter and $38.5 million year to date, compared to EBIT of $20.4 million in last year's third quarter and $51.7 million year to date in 2000. The year to date decrease is primarily related to the lower electric commodity prices at KeySpan Supply for Ravenswood energy procurement. Including the special charges, Energy Services had an EBIT loss of $51.7 million for the third quarter and $95.2 million on a year-to-date basis.

o The Energy Investments segment, which includes the Company's gas exploration and production operations, as well as gas processing and pipeline investments, had quarterly EBIT results of $35.7 million, compared to $29.5 million for the same quarter last year. EBIT results for the nine-month period were $173.7 million, as compared to $75.2 million for the same period last year, primarily due to our strong exploration and production performance.

               Gas exploration and production operations, primarily from the 68% ownership of Houston Exploration Company (NYSE:THX), contributed EBIT of $26.8 million compared to $26.1 million in the third quarter of last year. Year-to-date, exploration and production operations contributed $136.3 million in EBIT, compared to $60.7 million last year. These year to date results reflect a 57% increase in natural gas commodity prices and a 20% increase in production volumes. Given the volatility of the gas commodity market, THX has hedged approximately 80% of its remaining 2001 production. For 2002, THX has hedged volumes that equate to approximately 75% to 80% of estimated annual 2001 production at a weighted average floor price of $3.44 per MMBtu.

               Pursuant to Securities and Exchange Commission (SEC) rules for exploration and production companies that use the "full cost" accounting method, under certain circumstances KeySpan would be required to recognize a non-cash after-tax impairment of the book value of the oil and gas reserves of our exploration and production activities. Based on September 30, 2001 natural gas prices, the impairment charge would be approximately $34 million after tax. However, unrealized hedging gains more than offset this non-cash charge and thus eliminate the impairment's effect on third quarter earnings. The SEC rules allow the calculation of the impairment charge for the third quarter using natural gas prices up to the filing date of quarterly financial statements. Based on yesterday's natural gas prices, an impairment charge would not be required.
                     ---

               KeySpan's other energy investments, including Canadian mid-stream gas-processing plants, gas pipelines, and an in-land barge business acquired as part of the Eastern acquisition, contributed $8.9 million to EBIT in the quarter compared to $3.4 million in the same period last year. For the nine-month period, these investments contributed EBIT of $37.4 million compared to $14.5 million last year. The year-to-date increase is the result of improved operations, the increased ownership interest in KeySpan Canada, and the contribution from the inland barge business.

Earnings Outlook

As announced in July, excluding all special items, the Company has forecast 2001 earnings in the range of $2.50 and $2.60 per share and expects to be in the middle of this range. We are maintaining that forecast. The Company is currently completing its 2002 resource allocation process and will announce its 2002 earnings outlook in early December. In addition, beginning in 2002, the Company's earnings will be enhanced by approximately $0.30 per share as a result of implementing Financial Accounting Standards Board Statement No. 142, which discontinues the systematic amortization of goodwill against earnings.

Looking to the future, Mr. Catell said, "We are confident that we have developed innovative and customer-focused strategies to grow our energy businesses. We are well positioned to grow our gas-distribution business, which will be enhanced by leveraging low gas commodity prices to promote conversions from oil heat. Our focused generation strategy includes the construction of electric-generation plants, both in New York City and on Long Island. On September 5, New York State's Siting Board on Electric Generation and The Environment approved our expansion of the Ravenswood generating plant and we intend on starting construction in December. We recently announced plans to install two LM6000 generating units that will provide 79 megawatts of electricity at our Port Jefferson generating plant on Long Island next year. These plants are in addition to the previously announced 250 megawatts to be built in Melville, Long Island and the 79 megawatts to be installed in Glenwood Landing, Long Island. Almost 300 megawatts of this new generation will be under long term contract with the Long Island Power Authority. We are also strengthening our balance sheet and leveraging the favorable interest-rate environment through debt refinancing. Our platform for growth is solid, and we are confident that we will continue to provide significant shareholder value by maintaining our dividend of $1.78 per share and delivering earnings growth."

A member of the Standard & Poor's 500 Index, KeySpan Corporation (NYSE:KSE) is the largest distributor of natural gas in the Northeast, with 2.5 million gas customers and more than 13,000 employees. KeySpan is also the largest investor-owned electric generator in New York State and operates Long Island's electric system under contract with the Long Island Power Authority for its 1.1 million customers. With operating headquarters in Brooklyn, Boston and Long Island, KeySpan also manages a dynamic portfolio of service companies. They include: KeySpan Energy Delivery, the group of regulated natural gas utilities; KeySpan Home Energy Services, a group of energy product, repair and services companies for residential and small commercial business customers; and KeySpan Business Solutions, a full-service group of energy product, repair and services companies for larger business customers. KeysSpan also has strategic investments in natural-gas exploration and production, pipeline transportation, distribution and storage, Canadian gas processing and fiber-optic cable. For more information, visit KeySpan Energy's web site at: http://www.keyspanenergy.com.
                                                 -----------------------------

Certain statements contained herein are forward-looking statements, which reflect numerous assumptions and involve a number of risks and uncertainties. Actual results may differ materially from those discussed in such statements. Among the factors that could cause actual results to differ materially are: general economic trends; fluctuations in gas and electric prices; available sources and cost of fuel; State and Federal regulatory initiatives that increase competition, threaten cost and investment recovery, and impact rate structures; the ability of the Company to successfully reduce its cost structure; the ability of the Company to successfully integrate acquired operations; the degree to which the Company develops non-regulated business ventures; the effect of inflationary trends and increases in interest rates; and risks detailed from time to time in reports and other documents filed by the Company with the Securities and Exchange Commission.







Earnings Conference Call: Investors are invited to participate in the KeySpan Corporation 2001 Third Quarter

Earnings Conference Call on:

Wednesday October 24, 2001, at 11:30 AM
Dial Number: 888-552-7850
Replay Number:  800-642-1687                Access Code: 1991825
AudioCast:  http://investor.keyspanenergy.com
            ---------------------------------
For more information contact:
Media - (718) 403-2503     Investor Relations - (718) 403-3265





                       CONSOLIDATED STATEMENT OF INCOME
                                   (Unaudited)
               (In Thousands of Dollars ,Except Per Share Amounts)


                                                     Three Months                     Nine Months
                                                  Ended September 30,             Ended September 30,
                                               --------------------------      --------------------------
                                                  2001          2000              2001          2000
                                               -----------   ------------      -----------   ------------
Revenues
Gas Distribution                             $    346,703 $      292,352    $   2,721,032 $    1,458,595
Electric Services                                 387,881        374,517        1,089,156      1,097,616
Energy Services                                   273,600        215,871          825,464        480,511
Energy Investments                                172,140         64,397          594,425        174,616
                                               -----------   ------------      -----------   ------------
Total Revenues                                  1,180,324        947,137        5,230,077      3,211,338
                                               -----------   ------------      -----------   ------------

Operating Expenses
Purchased gas for resale                          148,893        140,415        1,694,591        717,198
Fuel and purchased power                          164,555        161,086          454,212        334,077
Operations and maintenance                        571,672        389,116        1,713,186      1,123,581
Depreciation, depletion and amortization          140,005         72,973          405,317        216,364
Operating taxes                                    98,555         91,469          348,963        298,010
                                               -----------   ------------      -----------   ------------
Total Operating Expenses                        1,123,680        855,059        4,616,269      2,689,230
                                               -----------   ------------      -----------   ------------

Operating Income                                   56,644         92,078          613,808        522,108
                                               -----------   ------------      -----------   ------------

Other Income and (Deductions)
Minority interest                                  (7,694)        (5,952)         (34,970)       (13,747)
Other                                              19,284          4,146           50,702         26,573
                                               -----------   ------------      -----------   ------------
Total Other Income                                 11,590         (1,806)          15,732         12,826
                                               -----------   ------------      -----------   ------------
Income Before Interest Charges
  and Income Taxes                                 68,234         90,272          629,540        534,934
                                               -----------   ------------      -----------   ------------

Interest Charges                                   93,309         42,781          284,663        123,836

Income Taxes
     Current                                       13,940          7,579           29,047        116,396
     Deferred                                      (3,841)        25,282          132,755         54,462
                                               -----------   ------------      -----------   ------------
Total Income Taxes                                 10,099         32,861          161,802        170,858
                                               -----------   ------------      -----------   ------------

Net Income                                        (35,174)        14,630          183,075        240,240
Preferred stock dividend requirements               1,473          1,476            4,425         16,453
                                               -----------   ------------      -----------   ------------
Earnings for Common Stock                    $    (36,647)$       13,154    $     178,650 $      223,787
                                               ===========   ============      ===========   ============


Basic Earnings (Loss) Per Share              $      (0.26)$         0.10    $        1.30 $         1.67

Diluted Earnings (Loss) Per Share            $      (0.26)$         0.10    $        1.28 $         1.66

Average Common
  Shares Outstanding (000)                        138,693        134,335          137,856        133,965

Average Common
  Shares Outstanding (000)--assuming dilution     138,693        135,669          138,921        134,653




 PRELIMINARY ********PRELIMINARY****************PRELIMINARY********PRELIMINARY*********PRELIMINARY*****

                               KeySpan Corporation
                               Segment Information
                        Three Months Ended Sept 30 , 2001
                            (In Thousands of Dollars)



                                                              Energy Investments
                                                        -------------------------------            Total
                                   Gas      Electric  Gas Exploration  Other     Energy Services   Operating
                               Distribution Services   and Production  Investments                 Segments  Reconcilia-      Total
                                                                                                             tions(1)   Consolidated
                               -----------------------------------------------------------------------------------------------------
   Unaffliated Revenues        346,703   387,881       82,362        89,778         239,728      1,146,452      33,872     1,180,324
  Intersegment Revenues                                                              23,318         23,318     (23,318)            -
                              ------------------------------------------------------------------------------------------------------
                               346,703   387,881       82,362        89,778         263,046      1,169,770      10,554     1,180,324

Operation Expenses
Purchased Gas                  144,279         -            -             -           4,614        148,893           -       148,893

Purchased Fuel                       -    87,401            -             -          77,154        164,555           -       164,555

Operations and Maintenance     125,276   171,607       10,459        71,043         157,981        536,366      35,306       571,672

Depreciation, Depletion and
Amortizations                   60,341    13,197       35,697         9,885           2,893        122,013      17,992       140,005

Operating Taxes                 50,530    38,931        2,012         4,316               5         95,794       2,761        98,555

                              ------------------------------------------------------------------------------------------------------
Total  Operating Expenses      380,426   311,136       48,168        85,244         242,647      1,067,621      56,059     1,123,680
                              ------------------------------------------------------------------------------------------------------

Operating Income               (33,723)   76,745       34,194         4,534          20,399        102,149     (45,505)       56,644

Other Income and (Deductions)    2,714     1,909       (7,407)        4,340             418          1,974       9,616        11,590

Income Before Interest Charges
                              ------------------------------------------------------------------------------------------------------
     and Income Taxes          (31,009)   78,654       26,787         8,874          20,817        104,123     (35,889)       68,234
                              ======================================================================================================


(1) Reflects miscellaneous unallocated costs and the elimination of intercompany balances. Further, for the quarter ended September 30, 2001, reconciliations reflect: (i) A special charge of $72.6 million to discontinue the general contracting business of a Company subsidiary; and (ii) the reversal of $33.5 million legal reserve regarding certain pending issues relating to a 1989 class action settlement.



 PRELIMINARY ********PRELIMINARY*******      PRELIMINARY ********PRELIMINARY*********** PRELIMINARY ********PRELIMINARY

                               KeySpan Corporation
                               Segment Information
                        Three Months Ended Sept 30 , 2000
                            (In Thousands of Dollars)



                                                                 Energy Investments
                                                       -----------------------------------        Total
                                  Gas       Electric    Gas Exploration     Other     Energy    Operating
                               Distribution Services     and Production  Investments  Services   Segments    Reconcili-     Total
                                                                                                             ations     Consolidated
                              ------------------------------------------------------------------------------------------------------
   Unaffliated Revenues        292,352      374,517       62,748            1,649   215,745      947,011         126        947,137
  Intersegment Revenues                                                              15,903       15,903     (15,903)             -
                              ------------------------------------------------------------------------------------------------------
                               292,352      374,517       62,748            1,649   231,648      962,914     (15,777)       947,137

Operation Expenses
Purchased Gas                  132,618            -            -                -     7,797      140,415           -        140,415

Purchased Fuel                       -       94,482            -                -    66,604      161,086           -        161,086

Operations and Maintenance     103,361      152,570        9,531            3,434   133,556      402,452     (13,336)       389,116

Depreciation, Depletion and
Amortizations                   29,330       12,253       22,008              491     2,667       66,749       6,224         72,973

Operating Taxes                 48,071       40,418          224              189         -       88,902       2,567         91,469

                              ------------------------------------------------------------------------------------------------------
Total  Operating Expenses      313,380      299,723       31,763            4,114   210,624      859,604      (4,545)       855,059
                              ------------------------------------------------------------------------------------------------------

Operating Income               (21,028)      74,794       30,985           (2,465)   21,024      103,310     (11,232)        92,078

Other Income and (Deductions)      633        4,136       (4,934)           5,907      (577)       5,165      (6,971)        (1,806)

Income Before Interest Charges
                              ------------------------------------------------------------------------------------------------------
     and Income Taxes          (20,395)      78,930       26,051            3,442    20,447      108,475     (18,203)        90,272
                              ======================================================================================================





 PRELIMINARY ********PRELIMINARY*******          PRELIMINARY ********PRELIMINARY***********PRELIMINARY ********PRELIMINARY******

                               KeySpan Corporation
                               Segment Information
                        Nine Months Ended Sept 30 , 2001
                            (In Thousands of Dollars)



                                                                     Energy Investments
                                                       ----------------------------------          Total
                                   Gas       Electric   Gas Exploration     Other     Energy     Operating
                                Distribution Services    and Production  Investments  Services   Segments    Reconcili-     Total
                                                                                                             ations(1)  Consolidated
                               -----------------------------------------------------------------------------------------------------

   Unaffliated Revenues          2,721,032   1,089,156      318,093       276,332   800,726      5,205,339     24,738      5,230,077
  Intersegment Revenues                                                              44,706         44,706    (44,706)             -
                               -----------------------------------------------------------------------------------------------------
                                 2,721,032   1,089,156      318,093       276,332   845,432      5,250,045    (19,968)     5,230,077

Operation Expenses
Purchased Gas                    1,578,074           -            -         2,731   113,786      1,694,591          -      1,694,591

Purchased Fuel                           -     241,055            -             -   213,157        454,212          -        454,212

Operations and Maintenance         442,504     503,143       40,341       207,137   466,490      1,659,615     53,571      1,713,186

Depreciation, Depletion and
Amortizations                      191,677      38,480      102,749        29,976    14,327        377,209     28,108        405,317

Operating Taxes                    202,310     120,600        4,574        12,160       563        340,207      8,756        348,963

                               -----------------------------------------------------------------------------------------------------
Total  Operating Expenses        2,414,565     903,278      147,664       252,004   808,323      4,525,834     90,435      4,616,269
                               -----------------------------------------------------------------------------------------------------

Operating Income                   306,467     185,878      170,429        24,328    37,109        724,211   (110,403)       613,808

Other Income and (Deductions)       12,129       6,118      (34,169)       13,064     1,380         (1,478)    17,210         15,732

Income Before Interest Charges
                               -----------------------------------------------------------------------------------------------------
     and Income Taxes              318,596     191,996      136,260        37,392    38,489        722,733    (93,193)       629,540
                               =====================================================================================================

(1) Reflects miscellaneous unallocated costs and the elimination of intercompany balances. Further, for the nine months ended September 30, 2001, reconciliations reflect: (i) A special charge of $133.7 million to discontinue the general contracting business of a Company subsidiary; and (ii) the reversal of $33.5 million legal reserve regarding certain pending issues relating to a 1989 class action settlement.





 PRELIMINARY ********PRELIMINARY*******      PRELIMINARY ********PRELIMINARY***********PRELIMINARY ********PRELIMINARY******

                               KeySpan Corporation
                               Segment Information
                        Nine Months Ended Sept. 30, 2000
                            (In Thousands of Dollars)




                                                                 Energy Investments
                                                      ---------------------------------             Total
                                  Gas       Electric   Gas Exploration     Other       Energy    Operating
                               Distribution Services    and Production  Investments   Services    Segments  Reconcili-     Total
                                                                                                            ations     Consolidation
                               -----------------------------------------------------------------------------------------------------
   Unaffliated Revenues         1,458,595   1,097,616        169,966        4,650    480,120   3,210,947         391       3,211,338
  Intersegment Revenues                 -           -              -            -     48,061      48,061     (48,061)
                               -----------------------------------------------------------------------------------------------------
                                1,458,595   1,097,616        169,966        4,650    528,181   3,259,008     (47,670)      3,211,338
                               -----------------------------------------------------------------------------------------------------

Operation Expenses
Purchased Gas                     663,247           -              -            -     53,951     717,198           -         717,198

Purchased Fuel                          -     235,131              -            -     98,946     334,077           -         334,077

Operations and Maintenance        321,853     497,861         31,179        8,288    314,968   1,174,149     (50,568)      1,123,581

Depreciation, Depletion and
Amortizations                      86,698      36,814         65,257        1,499      7,252     197,520      18,844         216,364

Operating Taxes                   172,561     117,603          1,016          381          -     291,561       6,449         298,010

                               -----------------------------------------------------------------------------------------------------
Total  Operating Expenses       1,244,359     887,409         97,452       10,168    475,117   2,714,505     (25,275)      2,689,230
                               -----------------------------------------------------------------------------------------------------

Operating Income                  214,236     210,207         72,514       (5,518)    53,064     544,503     (22,395)        522,108

Other Income and (Deductions)       7,465         763        (11,823)      19,993     (1,393)     15,005      (2,179)         12,826

Income Before Interest Charges
                               -----------------------------------------------------------------------------------------------------
     and Income Taxes             221,701     210,970         60,691       14,475     51,671     559,508     (24,574)        534,934
                               =====================================================================================================